FOR IMMEDIATE RELEASE
May 4, 2016

Genesis Energy, L.P. Reports First Quarter 2016 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results. Our results for the quarter ended March 31, 2016 included the following items:

•
We generated total Available Cash before Reserves of $97.8 million in the first quarter of 2016, an increase of $33.8 million, or 53%, from the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 was $133.8 million, an increase of $51.4 million, or 62%, over the prior year quarter. We reported Net Income Attributable to Genesis Energy, L.P. of $35.3 million, or $0.32 per unit, for the first quarter of 2016 compared to $20.2 million, or $0.21 per unit, for the same period in 2015, representing an increase $15.1 million or 75%. These increases are primarily attributable to our acquisition on July 24, 2015 of the offshore pipelines and services business of Enterprise Products Partners, L.P. and its affiliates (the "Enterprise acquisition").

•
On May 13, 2016, we will pay a total quarterly distribution of $74.0 million based on our quarterly declared distribution of $0.6725 per unit attributable to our financial and operational results for the first quarter of 2016. Our Available Cash before Reserves provided 1.32 times coverage for this quarterly distribution.

•	We increased our distribution to all unitholders for the forty-third consecutive quarter, thirty-eight of which have been 10% or greater over the prior year’s quarter and none less than 8.7%.
Grant Sims, CEO of Genesis Energy, said, "Our diversified, and yet increasingly integrated, businesses continue to perform well in spite of the ongoing tumultuous energy environment. Even with a $3.3 million non-recurring charge reflecting certain cost initiatives, as well as previously discussed specific challenges, like significant turnarounds for some of our refinery customers and utilization and rate pressures on certain of our marine assets, we maintained a coverage ratio of 1.32 times of our increased distribution.
Even in this environment, we would expect to see sequentially growing volumes in future quarters from the end of offshore turnarounds and continuing development drilling in the deepwater Gulf of Mexico. We would also expect to see growing volumes from the initiation of service on some of our organic projects and the end of certain refinery turnarounds, certainly in the third quarter and beyond. Additionally, we are seeing indications that the more recent rate and utilization challenges on our blue water, offshore marine assets have or are in the process of bottoming. As a result, we feel very comfortable about the continuing growth in our financial results in future periods.
This growth, as we have previously mentioned, should allow us to begin to pay down debt while still maintaining our record of increasing distributions. As we recently announced, we have increased the available liquidity under our revolving credit facility. We would also expect to soon formalize an at-the-market equity distribution program. This increased committed liquidity and ability to opportunistically access equity funding will combine to give us the flexibility to continue to pursue acquisitions and/or organic projects we feel are consistent with our financial goals."
Financial Results
Available Cash before Reserves was $97.8 million in the first quarter of 2016 (or "2016 Quarter"). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital utilized.
Variances from the first quarter of 2015 (or "2015 Quarter") in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined and reconciled later in this press release to Net Income Attributable to Genesis Energy, L.P.

Segment results for the first quarters of 2016 and 2015 were as follows:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Offshore pipeline transportation	78,618	25,198
Onshore pipeline transportation	15,677	14,323
Refinery services	21,199	19,160
Marine transportation	18,916	25,693
Supply and logistics	10,471	9,747
Total Segment Margin	$144,881	$94,121

Offshore pipeline transportation Segment Margin increased $53.4 million, or 212%, between the first quarter periods. This increase is primarily due to our Enterprise acquisition, which closed in July 2015, in which we obtained approximately 2,350 miles of additional offshore natural gas and crude oil pipelines and six offshore hub platforms. Additionally, a portion of the increase in our Segment Margin is attributable to the SEKCO pipeline throughput exceeding its shippers' minimum volume commitments during the entirety of the 2016 quarter. As a result of our Enterprise acquisition, our ownership interest in the SEKCO pipeline increased from 50% to 100%. Our SEKCO pipeline is connected to our Poseidon pipeline, so increases in throughput on our SEKCO pipeline also increase throughput on our Poseidon pipeline.

Onshore pipeline transportation Segment Margin increased $1.4 million, or 9%, between the first quarter periods. That increase was primarily the result of an increase in volumes and tariff revenues mainly on our Louisiana and Wyoming pipeline systems. These increases were partially offset by decreases in volumes and revenues on our other onshore pipeline systems and a decrease in revenues generated from loss allowance volumes.

Refinery services Segment Margin increased $2.0 million, or 11%, between the first quarter periods. That increase primarily resulted from our ability to realize benefits from our favorable management of the purchasing (including economies of scale) and utilization of caustic soda in our (and our customers') operations and our logistics management capabilities. These benefits more than offset the slight decrease in NaHS sales volumes.

Marine transportation Segment Margin decreased $6.8 million or 26%, between the first quarter periods. This decrease is primarily attributable to pressure on rates and utilization of our blue water, offshore barges. These pressures are a result of several factors, including significant new builds coming into the market, declines in Eagle Ford production, a relatively mild winter and the effects of contango on the crude oil and products markets that created economic incentives for producers, marketers and refiners to store barrels.

Supply and logistics Segment Margin increased by $0.7 million, or 7%, between the first quarter periods primarily due to improved performance of our now right-sized heavy fuel oil business (after reducing volumes and related infrastructure to match new market realities resulting from the general lightening of refineries' crude slates which has resulted in a better supply/demand balance between heavy refined bottoms and domestic coker and asphalt requirements) relative to the 2015 Quarter, as well as an increase in rail volumes at our Scenic Station rail terminal.

Other Components of Available Cash
Corporate general and administrative expenses included in the calculation of Available Cash before Reserves decreased by $0.6 million. This decrease is primarily related to decreases in our equity based compensation plan expense due to decreases in our unit price, as well as a decrease in expense related to our annual bonus program relative to the 2015 quarter. This decrease was partially offset by a one-time charge of approximately $3.3 million that we took during the first quarter of 2016 related to certain severance and restructuring expenses.

Interest costs for the 2016 Quarter increased by $15.2 million from the 2015 Quarter primarily due to an increase in our average outstanding indebtedness from recently acquired and constructed assets (principally from additional debt outstanding as a result of financing our Enterprise acquisition). Interest costs, on an ongoing basis, are net of capitalized interest costs attributable to our growth capital expenditures.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended March 31, 2016 and 2015 was as follows:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$35,303	$20,215
Depreciation and amortization	46,635	27,125
Cash received from direct financing leases not included in income	1,511	1,362
Cash effects of sales of certain assets	2,974	1,768
Effects of distributable cash generated by equity method investees not included in income	10,614	10,383
Cash effects of legacy stock appreciation rights plan	(41)	(288)
Non-cash legacy stock appreciation rights plan expense	(662)	686
Expenses related to acquiring or constructing growth capital assets	256	417
Unrealized loss on derivative transactions excluding fair value hedges, net of changes in inventory value	2,154	2,062
Maintenance capital utilized (1)	(1,570)	(591)
Non-cash tax expense	700	608
Other items, net	(80)	291
Available Cash before Reserves	$97,794	$64,038
(1) Maintenance capital expenditures in the 2016 Quarter and 2015 Quarter were $4.8 million and $15.3 million, respectively.

Other Components of Net Income
In the 2016 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $35.3 million compared to $20.2 million in the 2015 Quarter.
In addition to the factors impacting Available Cash before Reserves, depreciation and amortization expense increased $19.5 million between the quarterly periods primarily as a result of the effect of placing recently acquired and constructed assets in service during calendar 2015 (including the offshore pipelines and services assets acquired as a result of our Enterprise acquisition). Equity earnings in our unconsolidated joint ventures also decreased by $4.8 million between the quarterly periods. As a result of our Enterprise acquisition, the composition of our equity investments has changed from year earlier periods.
Distributions
We have increased our quarterly distribution rate for the forty-third consecutive quarter. Thirty-eight of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.06 per unit, or 10.2%. Distributions attributable to each quarter of 2016 and 2015, are as follows:

Distribution For	Date Paid	Per Unit Amount
2016
1st Quarter	May 13, 2016	$0.6725
2015
4th Quarter	February 12, 2016	$0.6550
3rd Quarter	November 13, 2015	$0.6400
2nd Quarter	August 14, 2015	$0.6250
1st Quarter	May 15, 2015	$0.6100

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, May 4, 2016, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2016	2015
REVENUES	$378,414	$526,857

COSTS AND EXPENSES:
Costs of sales	259,710	461,692
General and administrative expenses	12,221	13,221
Depreciation and amortization	46,635	27,125
OPERATING INCOME	59,848	24,819
Equity in earnings of equity investees	10,717	15,519
Interest expense	(34,387)	(19,215)
INCOME BEFORE INCOME TAXES	36,178	21,123
Income tax expense	(1,001)	(908)
NET INCOME	35,177	20,215
Net loss attributable to noncontrolling interests	126	—
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$35,303	$20,215
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.32	$0.21
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	109,979	95,029

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2016	2015
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS (1)	196,873	172,058
Poseidon (1)	249,615	229,058
Odyssey (1)	107,789	48,564
GOPL	6,194	6,207
Offshore crude oil pipelines total	560,471	455,887

SEKCO (1)	65,364	21,839

Natural gas transportation volumes (MMbtus/d) (1)	603,407	—

Onshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day):
Texas	73,358	75,437
Jay	13,773	15,472
Mississippi	11,614	14,929
Louisiana	29,525	16,786
Wyoming	7,192	—
Onshore crude oil pipelines total	135,462	122,624
CO2 pipeline (Mcf/day)
Free State	131,625	190,507

Refinery Services Segment
NaHS (dry short tons sold)	31,806	32,430
NaOH (caustic soda dry short tons sold)	18,762	21,186

Marine Transportation Segment
Inland Fleet Utilization Percentage (2)	95.0%	96.1%
Offshore Fleet Utilization Percentage (2)	85.4%	100.0%

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	69,982	94,193
Rail load/unload volumes (barrels/day) (3)	21,209	15,407

(1) Volumes for our equity method investees are presented on a 100% basis. As of July 24, 2015 we owned 100% of CHOPS and SEKCO and 64% of Poseidon. As our SEKCO volumes ultimately flow into Poseidon and thus are included within our Poseidon volume statistics, we have excluded them from our total for Offshore crude oil pipelines.
(2) Utilization rates are based on a 365 day year, as adjusted for planned downtime and drydocking.
(3) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$12,311	$10,895
Accounts receivable - trade, net	214,111	219,532
Inventories	63,590	43,775
Other current assets	36,359	32,114
Total current assets	326,371	306,316
Fixed assets, net	4,060,224	3,931,979
Investment in direct financing leases, net	138,073	139,728
Equity investees	438,700	474,392
Intangible assets, net	220,786	223,446
Goodwill	325,046	325,046
Other assets, net	60,174	58,692
Total assets	$5,569,374	$5,459,599
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$115,702	$140,726
Accrued liabilities	141,672	161,410
Total current liabilities	257,374	302,136
Senior secured credit facility	1,280,000	1,115,000
Senior unsecured notes	1,808,575	1,807,054
Deferred tax liabilities	23,286	22,586
Other long-term liabilities	216,298	192,072
Partners' capital:
Common unitholders	1,992,317	2,029,101
Noncontrolling interests	(8,476)	(8,350)
Total partners' capital	1,983,841	2,020,751
Total liabilities and partners' capital	$5,569,374	$5,459,599

Units Data:
Total common units outstanding	109,979,218	109,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2016	2015
Segment Margin (1)	$144,881	$94,121
Corporate general and administrative expenses	(11,358)	(12,299)
Non-cash items included in general and administrative costs	88	426
Cash expenditures not included in Adjusted EBITDA	256	417
Cash expenditures not included in net income	(41)	(288)
Adjusted EBITDA	133,826	82,377
Depreciation and amortization	(46,635)	(27,125)
Interest expense, net	(34,387)	(19,215)
Cash expenditures not included in Adjusted EBITDA or net income	(215)	(129)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(10,614)	(10,383)
Non-cash legacy stock appreciation rights plan expense	662	(686)
Other non-cash items	(6,333)	(3,716)
Income tax expense	(1,001)	(908)
Net income attributable to Genesis Energy, L.P.	$35,303	$20,215

(1) See definition of Segment Margin later in this release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	March 31, 2016
Senior secured credit facility	$1,280,000
Senior unsecured notes	1,808,575
Less: Outstanding inventory financing sublimit borrowings	(48,800)
Less: Cash and cash equivalents	(12,311)
Adjusted Debt (1)	$3,027,464

	Pro Forma LTM
	March 31, 2016
LTM Adjusted EBITDA (as reported) (2)	$485,588
Acquisitions and material projects EBITDA adjustment (3)	105,220
Pro Forma EBITDA	$590,808

Adjusted Debt-to-Pro Forma EBITDA	5.12	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P, was $11.7 million for the second quarter of 2015, $363.2 million for the third quarter of 2015, $27.4 million for the fourth quarter of 2015 and $35.3 million for the first quarter of 2016. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Available Cash before Reserves, Adjusted EBITDA and Segment Margin. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
Available Cash before Reserves
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format
We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.
Adjusted EBITDA
Purposes, Uses and Definition
Adjusted EBITDA, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.
Segment Margin
We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash gains and charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our legacy stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases. Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516